Exhibit 2.2

FIRST AMENDMENT TO MERGER AGREEMENT

This First Amendment to Merger Agreement (this “Amendment”), dated as of August 27, 2024, is entered into by and among Fusemachines Inc., a Delaware corporation (the “Company”), CSLM Acquisition Corp., a Cayman Islands exempted company limited by shares (together with its successors, including after the Domestication, “Parent”), and CSLM Merger Sub, Inc., a Delaware corporation (“Merger Sub”). Capitalized and other defined terms used in this Amendment and not otherwise defined herein have the respective meanings given to them in the Original Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company, Parent and Merger Sub are parties to that certain Merger Agreement dated as of January 22, 2024 (the “Original Merger Agreement”);

WHEREAS, the Company, Parent and Merger Sub desire to amend the Original Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment of Paragraph C of the Recitals. Paragraph C of the recitals of the Original Merger Agreement is hereby deleted and amended to read in its entirety as follows:

C. At least one Business Day prior to the Closing Date (as defined below) and on the terms and subject to the conditions of this Agreement, Parent shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger of Parent with and into a newly formed Delaware corporation pursuant to the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”);

2. Amendment of Paragraph D of the Recitals. Paragraph D of the recitals of the Original Merger Agreement is hereby deleted and amended to read in its entirety as follows:

D. Concurrently with the Domestication (as defined below), Parent shall adopt the newly formed Delaware corporation’s organizational documents (in substantially the forms attached as Exhibit A and Exhibit B hereto, with such changes as may be agreed in writing by Parent and the Company);

3. Definitions.

(a) The term “Parent” in the Original Merger Agreement shall mean (a) CSLM Acquisition Corp., a Cayman Islands exempted company limited by shares prior to the Domestication and (b) the company surviving the merger of Parent and a newly formed Delaware corporation after the Domestication.

(b) The term “Domestication” in the Original Merger Agreement shall have the meaning set forth in Section 2.1(a) of the Original Merger Agreement, as amended by this Amendment.

(c) The term “Aggregate Fully Diluted Company Common Stock” is hereby amended to provide that the calculation of Aggregate Fully Diluted Company Common Stock shall not include up to an aggregate 50,000 shares of Company Common Stock issued to third party service providers of the Company prior to the Closing to reduce the amount of Company Transaction Expenses that would have been payable to such third parties, subject to such issuances being approved by Parent in writing prior to the Closing.

4. Domestication. Section 2.1 of the Original Merger Agreement is hereby deleted and amended to read in its entirety as follows:

2.1 Domestication.

(a) Subject to receipt of the Parent Shareholder Approval, at least one Business Day prior to the Closing Date, Parent shall continue out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation by means of a merger of Parent with and into a newly formed Delaware corporation pursuant to the Cayman Islands Companies Law and the applicable provisions of the DGCL, with such newly formed Delaware corporation becoming the surviving corporation in the merger, and subject to the receipt of the approval of the shareholders of Parent to the reincorporation merger terms, Parent shall adopt the newly formed Delaware corporation’s certificate of incorporation in form attached as Exhibit A hereto and the newly formed Delaware corporation’s bylaws in form attached as Exhibit B hereto, with such changes as may be agreed in writing by Parent and the Company (the “Domestication”).

(b) Immediately prior to the effective time of the Domestication, every issued and outstanding Parent Unit shall separate into each’s individual components of one Parent Class A Ordinary Share, one-half of one Parent Warrant and one Parent Right, and all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. In connection with the Domestication: (i) each then issued and outstanding Parent Class A Ordinary Share shall convert automatically into one share of common stock, par value $0.0001 per share, of Parent; (ii) each then issued and outstanding Parent Class B Ordinary Share shall convert automatically into one share of common stock, par value $0.0001 per share, of Parent; (iii) each then issued and outstanding Parent Warrant shall convert automatically into one warrant to acquire one share of common stock, par value $0.0001 per share, of Parent (“Domesticated Parent Warrant”), pursuant to the Parent Warrant Agreement; and (iv) each then issued and outstanding Parent Right shall convert automatically into one right to acquire one-tenth (1/10) of one share of common stock, par value $0.0001 per share, of Parent upon the consummation of Parent’s initial business combination, pursuant to the terms of the Parent Rights Agreement (“Domesticated Parent Right”).

5. Governmental Authorization. Section 5.4 of the Original Merger Agreement is hereby deleted amended to read in its entirety as follows:

5.4 Governmental Authorization. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) any SEC or Nasdaq filings and approval required to consummate the transactions contemplated hereunder, (b) filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the Domestication, and (c) filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL with respect to the Merger and any filing required pursuant to the HSR Act.

6. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent that each of the following representations and warranties are true, correct and complete as of the date of this Amendment and as of the Closing Date:

(a) The Company has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, in the case of the Merger, subject to receipt of the Company Stockholder Approval. The execution and delivery by the Company of this Amendment and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment (other than, in the case of the Merger, the receipt of the Company Stockholder Approval). This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) None of the execution, delivery or performance by the Company of this Amendment or the consummation by the Company of the transactions contemplated hereby does or will (a) contravene or conflict with the contravene or conflict with the organizational or constitutive documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company or to any of its respective properties, rights or assets, (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the organizational or constitutive documents of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing, except in the case of clauses (c) – (e) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

7. Representations and Warranties of the Parent Parties. Parent and Merger Sub (the “Parent Parties”) hereby represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

(a) Each of the Parent Parties has all requisite corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, in the case of the Domestication and the Merger, subject to receipt of the Parent Stockholder Approval. The execution and delivery by each of the Parent Parties of this Amendment and the consummation by each of the Parent Parties of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Parent Party. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Amendment or to consummate the transactions contemplated by this Amendment (other than the Parent Stockholder Approval). This Amendment has been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto (other than a Parent Party), this Amendment constitutes a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) None of the execution, delivery and performance by a Parent Party of this Amendment or the consummation by a Parent Party of the transactions contemplated hereby does or will (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties, (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Parent Party or to a loss of any material benefit to which a Parent Party is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon a Parent Party or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any Parent Party’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the organizational documents of any Parent Party, except for such consent, approval or waiver which shall be obtained (and a copy provided to the Company) prior to the Closing, except in the case of clauses (c) – (e) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

8. No Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

9. Miscellaneous.

(a) Entire Agreement. The Original Merger Agreement, as amended by this Amendment, together with the Ancillary Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein.

(b) Ratification. Except as amended hereby, the terms and provisions of the Original Merger Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the terms of the Original Merger Agreement and the terms of this Amendment, the terms of this Amendment shall govern and control.

(c) Counterparts; Electronic Signatures. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Amendment shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

(d) Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Amendment as of the day and year first above written.

Parent:

CSLM ACQUISITION CORP.

By:	/s/ Charles Cassel
Name: Charles Cassel III
Title: Chief Executive Officer

Merger Sub:

CSLM MERGER SUB, INC.

By:	/s/ Charles Cassel
Name: Charles Cassel III
Title: Chief Executive Officer

Company:

FUSEMACHINES INC.

By:	/s/ Sameer Maskey
Name: Sameer Maskey
Title: Chief Executive Officer

[Signature Page to First Amendment to Merger Agreement]